Exhibit 99.1

MasterCard Partners with SFX to Sync Up with Electronic Dance Music Generation

Transformative multi-year deal brings innovations to the heart of the fastest growing music segment

PURCHASE/NY - NEW YORK/NY — August 5, 2014 — MasterCard (NYSE:MA) and SFX Entertainment (NASDAQ: SFXE) today announced a multi-year global partnership that will bring innovative technology solutions to the SFX platform and further strengthen MasterCard’s commitment to being an experiential brand in music and entertainment. Acting as a technology partner, MasterCard will simplify the way hundreds of millions of electronic dance music (EDM) fans worldwide can access SFX events, engage with content and connect with their community. Through its Priceless platform, MasterCard will also create surprise and delight experiences for fans, starting this fall.

As part of the agreement, SFX will leverage MasterCard’s innovative technologies for its digital and physical platforms including ticketing, retail, live events and social networking, pioneering a new model for enterprise-wide partnerships.

In addition, MasterCard becomes the exclusive financial services sponsor for all of SFX’s platforms.

Reaching hundreds of millions of consumers globally, SFX produced and promoted over 1,600 events in 23 countries in 2013 alone, including Tomorrowland, the world’s largest dance music festival franchise, with events in Belgium and Atlanta (TomorrowWorld) returning in 2014 and a date set in São Paulo for 2015.  Other properties include Mysteryland in Holland, New York, and Chile, the Stereosonic festival in Australia, and the Sensation tour with upcoming stops in Dubai and Toronto. It also operates Beatport, the leading electronic dance music site with 240,000 registered DJs from over 200 countries and approximately 50 million unique visitors in the past twelve months.

•                  Through a single sign-on solution powered by MasterCard, SFX fans will be able to book and access events, navigate venues, download content, order merchandise, manage their personal loyalty profile and interact with fellow community members — all in a simple and seamless way.

•                  Starting this September, MasterCard cardholders will be surprised by unique Priceless experiences and can benefit from privileged access around SFX events and content.

•                  Over the coming months, the two partners will also start rolling out a suite of enhanced user experiences for SFX fans, leveraging MasterPass, MasterCard’s digital payment solution, as well as other innovative technologies.

Comments Raja Rajamannar, Chief Marketing Officer, MasterCard: “No other generation of music fans has been more connected and mobile than the millions of EDM fans globally. MasterCard is in the unique position to tailor its Priceless platform and innovative technologies to enable fans to experience their passion in new and exciting ways. Partnering with SFX takes us to a new level as an experiential brand in the entertainment space. The tie-up builds on and strengthens our portfolio of world-class music sponsorships including Justin Timberlake, Beyoncé, the Grammys and the iHeartRadio Music Festival.”

“SFX is truly a global organization, engaging millennials on six continents through live events and 24/7, 365 digital experiences,” adds Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment. “This transformational alliance with MasterCard will bring innovative technology solutions across the entire experience stream to our global portfolio of events and online properties, allowing for more seamless and personalized fan experiences all over the world.”

About MasterCard

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities — such as shopping, traveling, running a business and managing finances — easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.  Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture. Visit www.sfxii.com for more information.

For more information:

Bernhard Mors

MasterCard Worldwide Communications

+1 914.325.9676

bernhard_mors@mastercard.com

Ed Tagliaferri

DKC Public Relations for SFX Entertainment

+1 212.981.5182

edmund_tagliaferri@dkcnews.com

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